                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of the 1st day of May, 1998 ("Effective Date"), by and among EXCO Resources, Inc., a Texas corporation ("EXCO" or "Buyer"), and Jacobi-Johnson Energy, Inc. a Texas corporation (the "Company"), and John David Jacobi, Daniel Arthur Johnson, Ronald J. Donaldson and Jack Blanton, Jr., stockholders of the Company (the "Stockholders"). Company and Stockholders collectively are herein referred to as "Sellers".

I.  RECITALS

         A. Stockholders are the record and beneficial owner of an aggregate of 10,340.6295 shares of the common capital stock (the "Shares") of the Company, which Shares represent all of the validly issued and currently outstanding capital stock of the Company. The Shares are owned by each of the Stockholders as follows:


         John David Jacobi                 3,333.3333 shares

         Daniel Arthur Johnson             3,333.3333 shares

         Ronald J. Donaldson               2,746.0370 shares

         Jack Blanton, Jr.                   925.9259 shares


         B. Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock and the business of the Company, for the consideration and on the terms set forth in this Agreement.

         C. The parties, intending to be legally bound, agree to the following terms and conditions hereafter set forth. Each of the capitalized and/or defined terms shall have the meaning ascribed to them as set forth in Paragraph 11, below and elsewhere in this Agreement.

II.  SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, and the terms and conditions of the letter agreement attached hereto as Exhibit "B", at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Stockholders.

         2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares will be $703,035 (plus or minus the Adjustment Amount) and 85,436 shares of the common stock of EXCO ("EXCO Common Stock"). The Purchase Price will be allocated among the Stockholders as follows:

         John David Jacobi                 $238,868 in cash
                                           25,500 shares of EXCO Common Stock

         Daniel Arthur Johnson             $238,868 in cash
                                           25,500 shares of EXCO Common Stock

         Ronald J. Donaldson               $223,060 in cash
                                           16,667 shares of EXCO Common Stock

         Jack Blanton, Jr.                 17,769 shares of EXCO Common Stock


         In addition to the foregoing, Buyer shall also payoff the following loans of the Company at Southside Bank of Tyler, Texas:

         (a) Loan No. 61393, in the amount of $210,813.64 as evidenced by promissory note dated January 12, 1998;

         (b) Loan No. 89732, in the amount of $22,501.42, as evidenced by promissory note dated November 25, 1997; and

         (c) Loan No. 86728, in the amount of $11,624.23, as evidenced by promissory noted dated May 12, 1997.

         2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of EXCO at 5735 Pineland, Suite 235, Dallas, Texas 75231 at 10:00 a.m. on May 4, 1998, or at such other time and place as the parties may agree, but in no event later than May 11, 1998.

         2.4  CLOSING OBLIGATIONS.

         (a) At the Closing, Sellers will deliver to Buyer:

                 (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures witnessed by either Sellers' legal counsel, Buyer, or duly notarized by a notary public, for transfer to Buyer;

                 (ii) a certificate executed by Sellers, representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

         (b)  At the Closing, Buyer will deliver to Sellers:

                 (i) the sum of $703,035 (subject to adjustment as authorized at Paragraph 2.5), made payable by wire transfer to accounts specified by Sellers ("Cash Payment");

                 (ii) 85,436 shares of EXCO Common Stock;

                 (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

         2.5 ADJUSTMENT AMOUNT. Within ninety (90) days after closing (the "Post Closing Date"), the parties shall determine the "Adjustment Amount" as follows:

         (a) Attached hereto as Exhibit "C" is a schedule which sets forth the net working capital (current assets less current liabilities) of the Company as of January 1, 1998. If within ninety (90) days after the closing it is determined that the Company had additional items of net working capital as of January 1, 1998 (either assets or liabilities) which were not included on such schedule ("Additional Working Capital"), the Adjustment Amount shall be increased by the total amount of any additional current assets and reduced by the total amount of any current liabilities.

         (b) Title. The Purchase Price was determined on the basis that the Company owns the respective interests in the properties shown on Exhibit "A" to this Agreement (the "Subject Properties"). Buyer shall, at Buyer's cost and with due diligence, make such examination of the Company's title to the Subject Properties as Buyer may elect to make. The Adjustment Amount may be increased or decreased as a result of such examination as follows:

                 (i) For purposes of this Agreement, a "Title Defect" shall mean one (or more) of the following:

                          (A)The Company's title as to one or more of the Subject Properties is subject to an outstanding deed of trust, judgment lien, lis pendens notice, litigation, other lien, or adverse claim which will survive the Closing.

                          (B) Seller's interest in the Subject Properties is subject to reduction because of a reversionary, back-in, net profits interest, production payment, or similar right, provision or condition which is not disclosed in the agreements described or referred to on Exhibit "A" to this Agreement that would reduce Buyer's interest or obligate Buyer to make any retroactive or future payment or expenditure to maintain such interest or avoid damages or liability; provided,





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
                          however, that the existence of the operating agreements and the farmout agreements described or referred to on Exhibit "B" to this Agreement shall not be considered a Title Defect.

                 (ii) Within sixty (60) days after the Closing (the "Notice Date"), Buyer will notify the Company in writing (whether by mail, personal delivery or facsimile transmission) of any Title Defect(s) which Buyer, in good faith, believes exist(s) in the Company's title to one or more of the Subject Properties including with such notice any attorney's written opinion on title expressing the objection(s) upon which such claim of Title Defect(s) is (are) based, and specifying what is required to cure the same. If Buyer does not notify the Company of any Title Defect(s) in the Company's title to the Subject Properties on or before the Notice Date, it will be deemed that Buyer has accepted the Company's title to the Subject Properties and that no Title Defect(s) exist.

                 (iii) If Buyer timely delivers to the Company notice(s) of Title Defect(s), the Company (and/or Buyer) shall have until the Post Closing Date (the "Cure Period") within which to cure such Title Defect(s) and furnish Buyer evidence thereof reasonably satisfactory to Buyer. If the Company (or Buyer) is unable to cure the Title Defect(s) within the Cure Period, and the parties do not agree in writing to an extension of the Cure Period, the Adjustment Amount shall be increased in an amount equal to the "Title Loss" attributable to each title defect. The Title Loss attributable to each title defect shall be determined by multiplying the value of the particular property to which such title defect pertains by a fraction, the numerator of which is the reduction in the net revenue interest set forth for such property on Exhibit "A" caused by such title defect, and the denominator of which is the total net revenue interest set forth on Exhibit "A' for such property.

                 (iv) The Company and Buyer will mutually cooperate in attempting to cure any title Defect(s) relating to the Company's title to the Subject Properties.

         2.6  ADJUSTMENT PROCEDURE

                 (a) At least ten (10) days prior to the Post Closing Date, Buyer will deliver to the Company, Buyer's proposal for the Adjustment Amount (the "Adjustment Proposal"). If, prior to the Post Closing Date, the Company has not given Buyer notice of its objection to the Adjustment Proposal (such notice must contain a statement of the basis of The Company's objection), then the Adjustment Proposal will be used in computing the Adjustment Amount. If the Company gives such notice of objection, then the issues in dispute will be submitted to a mutually agreeable firm of independent public accountants (the "Accountants") or to a mutually agreeable oil and gas attorney (the "Attorney"), or both for resolution. If issues in dispute are submitted to the Accountants or Attorney for resolution,
(i) each party will furnish to the Accountants or Attorney such work papers and other documents and information relating to the disputed issues as the Accountants or Attorney may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants or Attorney any material relating to the determination and to discuss the determination with the Accountants or Attorney, (ii) the determination by the Accountants or Attorney, as set forth in a notice delivered to both parties by the Accountants or Attorney, will be binding and conclusive on the parties; and (iii) Buyer and the Company will each bear 50% of the fees of the Accountants or Attorney for such determination.

                 (b) On the tenth business day following the final determination of the Adjustment Amount, the Adjustment Amount, subject to limitations set forth at Paragraph 2.5., will either be added to the Purchase Price (if the Additional Working Capital is a positive number) and paid to Sellers in proportion to their ownership of the stock of the Company immediately prior to the Closing, or shall reduce the Purchase Price (if the Additional Working Capital is a negative number) and each of the Sellers shall be obligated to refund to EXCO, such Seller's proportionate part of the Adjustment Amount.

III.  REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer that the following are true and correct as of the date hereof and as of the Closing Date:

         3.1  ORGANIZATION AND GOOD STANDING

                 (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

                 (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2  AUTHORITY; NO CONFLICT; APPROVALS.

                 (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its
terms.   Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

                 (b) No Seller or the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions and to the extent that such Consent is required, it will be timely tendered on or before the Closing Date. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                 (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the Stockholders;

                 (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Material Legal Requirement or any Material Order to which the Company or the Sellers, or any of the assets owned or used by the Company, may be subject;

                 (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                 (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                 (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                 (vi) contravene, conflict with, or result in a violation or breach of any Material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or

         3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 20,000 shares of common stock, par value $0.10 per share, of which 10,340.6295 shares are issued and outstanding and constitute the Shares. Stockholders are and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 TITLE TO PROPERTIES; ENCUMBRANCES. Exhibit "A" hereto contains a complete and accurate list of substantially all of the oil and gas leases and properties owned by the Company (the Subject Properties"). The Company owns good and marketable title to the Leases. The Leases are free and clear of any Title Defects.

         3.5 NO UNDISCLOSED LIABILITIES. The Company has no Material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

         3.6 TAXES.

                 (a) With the exception of the Company's income tax return for 1997, the Company has filed or caused to be filed (on a timely basis since 1992, all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company.

                 (b) To the best of Sellers' Knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         3.7 NO MATERIAL ADVERSE CHANGE. To the best of Sellers' Knowledge since the dates of the Balance Sheet, there has not been any Material Adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company and no event has occurred or circumstance exists that may result in such a Material Adverse change.

         3.8 EMPLOYEE BENEFITS. The Acquired Company has not established or been party to or bound by any profit- sharing, pension, retirement incentive or other similar plan or arrangement for any of its employees subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The consummation of the transactions contemplated by this Agreement will not (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

         3.9  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                 (a) the Acquired Company is, and at all times since its incorporation has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 (b) Sellers have no Knowledge of any event or circumstance that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (c) the Acquired Company has not received, at any time since the date of its incorporation any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         3.10 LEGAL PROCEEDINGS; ORDERS.

                 (a) Except as previously disclosed to Buyer, there is no pending Proceeding:

                 (i) that has been commenced by or against the Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or

                 (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                 To the Knowledge of Sellers and the Acquired Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                 (i) there is no Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject;

                 (ii) none of the Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, the Acquired Company; and

                 (iii) to the Knowledge of Sellers and the Acquired Company, no officer, director, agent, or employee of the Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

         3.11 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the Balance Sheet, the Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                 (a) change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (b) amendment to the Organizational Documents of the Acquired Company;

                 (c) payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                 (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;

                 (e) damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

                 (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company;

                 (h) cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of $5,000;

                 (j) agreement, whether oral or written, by the Acquired Company to do any of the foregoing.

         3.12 CONTRACTS; NO DEFAULTS.

                 (a) All parties to all Material contracts, licenses, commitments and agreements entered into by the Acquired Company are in full compliance with the provisions thereof, no such party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder.

         3.13 ENVIRONMENTAL MATTERS.

                 (a) The Acquired Company is, and at all times has been, in substantial compliance with, and has not been and is not in violation of or liable under any Material Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (b) There are no pending or, to the Knowledge of Sellers and the Acquired Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental Law which has or will have, a Material Adverse effect upon any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest.

                 (c) No Seller or Acquired Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, knows of any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Acquired Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.





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
                 (e) Except as required in the ordinary course of the Company's business, there are no known hazardous materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, or to the Knowledge of Sellers and the Acquired Company, any other Person, has permitted or conducted, or is aware of, any Materially Adverse Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

                 (f) There has been no Materially Adverse Release or, to the Knowledge of Sellers and the Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, the Acquired Company, or any other Person.

                 (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.14 EMPLOYEES.

                 (a) To Sellers' Knowledge, no employee or director of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Company by any such employee or director.

         3.15 DISCLOSURE.

         (a) No representation or warranty of Sellers of this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Paragraph 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) There is no fact known to Sellers that has specific application to either Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, Materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Company that has not been set forth in this Agreement.

         3.16 BROKERS OR FINDERS. None of the parties has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

         4.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                 (i) any provision of Buyer's Organizational Documents;

                 (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                 (iii) any Legal Requirement or Order to which Buyer may be subject; or

                 (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

                 Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

V.  COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may require, or as Buyer may reasonably request.

         5.2 OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANY. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:

                 (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

                 (b) use their Best Efforts to (i) preserve intact the current business organization of such Acquired Company, (ii) keep available the services of the current officers, employees, and agents of such Acquired Company, and (iii) maintain the relations and good will of suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

                 (c) confer with Buyer concerning operational matters of a material nature; and

                 (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Paragraph 3.16 is likely to occur.

         5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of the Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Paragraph 5 or of the occurrence of any event that may make the satisfaction of the conditions in Paragraph 7 impossible or unlikely.

         5.5 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

VI.  COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions.

         6.2 BEST EFFORTS. Buyer will use its Best Efforts to cause the conditions in Paragraphs 7 and 8 to be satisfied.

VII.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS.

                 (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date, and with specific reference to Paragraphs 3.3, 3.4, 3.12 and 3.24, Shall have been accurate in all respects as of the same dates.

         7.2 SELLERS' PERFORMANCE.

                 (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                 (b) Each document required to be delivered pursuant to Paragraph 2.4 must have been delivered, and each of the other covenants and obligations in Paragraphs 5.4 and 5.8 must have been performed and complied with in all respects.

         7.3 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.4 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.5 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

VIII.  CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. All of Buyers representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2 BUYER'S PERFORMANCE.

                 (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and compiled with in all material respects.

                 (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Paragraph 2.4 and must have made the cash payments required to be made by Buyer pursuant to Paragraphs 2.4(b)(i) and 2.4(b)(ii).

         8.3 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

IX.  TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                 (c) by mutual consent of Buyer and Sellers; or

                 (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 1, 1998, or such later date as the parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each party's right of termination under Paragraph 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Paragraph 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Paragraphs 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

X.  INDEMNIFICATION; REMEDIES

         Each of the obligations of Sellers in this Agreement in favor of Buyer, shall upon the Closing, or upon the assignment or conveyance of the Shares to Buyer, become the sole and several responsibility and obligation of Stockholders, without any right of reimbursement from the Acquired Company, and shall not at any time become a liability, shared, indirect or otherwise, of Buyer or any entity that Buyer owns or controls, including the Acquired Company, once it is owned legally, equitably or beneficially by Buyer.

         10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the certificate delivered pursuant to Paragraph 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, (the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages'), arising, directly or indirectly, from or in connection with:

                 (a) any Breach of any representation or warranty made by Sellers in this Agreement;

                 (c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

                 (e) any claim by any Person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Paragraph 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS-ENVIRONMENTAL MATTERS. In addition to the provisions of Paragraph 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, and will pay to Buyer the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                 (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Acquired Company has or had an interest, or
(B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

                 (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself, personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Paragraph 10.3. The procedure described in Paragraph 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Paragraph 10.3.

         10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.5 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Paragraphs 3.3, 3.7, 3.8, and 3.13, unless on or before May 1, 2000, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Paragraph 3.3, 3.7, 3.8, or 3.13, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before May 1, 2000, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         10.6 LIMITATIONS ON AMOUNT-SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Paragraph 10.2 until the total of all Damages with respect to such matters exceeds $20,000 and then only for the amount by which such Damages exceed $20,000. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Paragraph 10.2 until the total of all Damages with respect to such matters exceeds $20,000, and then only for the amount by which such Damages exceed $20,000. In addition, the maximum liability of each of the Seller's shall be the amount of consideration (including the fair market value of EXCO Common Stock) paid to such Seller as provided in Paragraph 2.2 above (including each Seller's proportionate part of the amounts paid to Southside
Bank). This Paragraph 10.6 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

         10.7 LIMITATIONS ON AMOUNT-BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Paragraph 10.4 until the total of all Damages with respect to such matters exceeds $20,000, and then only for the amount by which such Damages exceed $20,000. However, this Paragraph 10.7 will not apply to any Breach of any of Buyers representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         10.8 EFFECT OF CLOSING ON SELLERS INDEMNIFICATIONS AND OBLIGATIONS. Each of the indemnifications, representations and warranties hereby offered to Buyer by Sellers, and each of the obligations hereunder by Sellers (collectively shareholder Obligations) are offered jointly and severally and are intended to bind and obligate both Shareholders and the Company; provided however, that upon the Closing, or upon any event that results in the Buyer owning the Company and the Acquired Company, whether by reason of such Closing and/or a transfer of Shares, those Shareholder Obligations, shall terminate as to the Company and the Acquired Company only and shall remain the sole and several responsibility of Shareholders, without any rights of Shareholders of indemnity and/or contribution, in equity or at law, from the Company or the Acquired Company. Notwithstanding anything herein to the contrary, the Shareholder Obligations shall survive the Closing for a period that expires the later of: (i) not less than thirty (30) months from the Closing Date, or (ii) any later date set forth in this Agreement or any of the agreements that are part of the Contemplated Transactions, or (iii) by reason of any extension or tolling that is authorized by law or as a matter of law.

XI.  DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Paragraph 11:

         11.1  "ACCOUNTANTS"--as defined in Paragraph 2.6(a).

         11.2  "ACQUIRED COMPANY"--the Company.

         11.3  "ADDITIONAL WORKING CAPITAL"--as defined in Paragraph 2.5(a).

         11.4  "ADJUSTMENT AMOUNT"--as defined in Paragraph 2.5.

         11.5  "ADJUSTMENT PROPOSAL"--as defined in Paragraph 2.6(a).

         11.6 "APPLICABLE CONTRACT"--any Contract (a) under which the Acquired Company has or may acquire any rights, (b) under which the Acquired Company has or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound.

         11.7  "ATTORNEY"--as defined in Paragraph 2.6(a).

         11.8 "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         11.9 "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision,
(b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         11.10  "BUYER"--as defined in the first Paragraph of this Agreement.

         11.11  "CLOSING"--as defined in Paragraph 2.3.

         11.12 "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         11.13  "COMPANY"--as defined in the Recitals of this Agreement.

         11.14 "CONSUMMATION DATE"--The date of successful funding and close of the ULO.

         11.15 "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         11.16 "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                 (a) the sale of the Shares by Sellers to Buyer;

                 (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                 (c) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Company.

         11.17 "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         11.18  "CURE PERIOD"--as defined in Paragraph 2.5(b)(iv).

         11.19  "DAMAGES"--as defined in Paragraph 10.2.

         11.20 "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         11.21 "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         11.22 "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                 (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                 (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                 (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                 (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                 The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. _9601 et seq., as amended ("CERCLA").

         11.23 "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

                 (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                 (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                 (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                 (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                 (e) protecting resources, species, or ecological amenities;

                 (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                 (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                 (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         11.24 "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         11.25 "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.

         11.26 "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Paragraph 3.4(b) were prepared.

         11.27 "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         11.28  "GOVERNMENTAL BODY"--any:

                 (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                 (b) federal, state, local, municipal, foreign, or other government;

                 (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                 (d) multinational organization or body; or

                 (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         11.29 "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Company.

         11.30 "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         11.31 "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         11.32 "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         11.33 "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

                 A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         11.34 "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         11.35 "MATERIAL" AND "MATERIAL ADVERSE" AND "ADVERSE"--the terms used in any context herein, whether or not in capitalized context, shall refer to the potential or actual impact, change or effect of any event, consequence or action, as referenced, that can be significantly or materially adverse to the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Acquired Company.

         11.36  "MATERIAL INTEREST"--AS DEFINED IN PARAGRAPH 2.4(A)(III).

         11.37  "NOTICE DATE"--as defined in Paragraph 2.5(b)(ii).

         11.38 "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         11.39 "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         11.40 "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         11.41 "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         11.42 "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         11.43 "PERSONAL GUARANTY"--an agreement by a person to be responsible for another's obligation.

         11.44  "POST CLOSING DATE"--as defined in Paragraph 2.5.

         11.45 "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit(whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         11.46  "RELATED PERSON"--with respect to a particular individual:

                (a) each other member of such individual's Family;

                (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                With respect to a specified Person other than an individual:

                (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                (b) any Person that holds a Material Interest in such specified Person;

                (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                (d) any Person in which such specified Person holds a Material Interest;

                (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                (f) any Related Person of any individual described in clause
(b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse (and former spouses), (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interests" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         11.47 "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         11.48 "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         11.49 "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         11.50 "SECURITY AGREEMENT"--an agreement which creates or provides for a security interest in specified collateral to ensure payment of the Purchase Price.

         11.51  "SELLERS"--as defined in the first Paragraph of this Agreement.

         11.52  "SELLERS' RELEASES"--as defined in Paragraph 2.4.

         11.53  "SHARES"--as defined in the Recitals of this Agreement.

         11.54  "SUBJECT PROPERTIES"--as defined in Paragraph 2.5(b).

         11.55 "TAX" AND "TAX RETURN"--shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, employment, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments. The term "Tax Return" shall mean any report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         11.56 "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         11.57 "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         11.58  "TITLE DEFECT"--as defined in Paragraph 2.5(b)(i).

XII.  GENERAL PROVISIONS

         12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Acquired Company not to incur any out-of-pocket expenses in connection with this Agreement, except that Stockholders may incur their own expenses for professional fees. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         12.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers jointly determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Company to, keep the terms of this Agreement strictly confidential. Sellers and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         12.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party or the Acquired Company any written, oral, or other information obtained in confidence from written information stamped "confidential" when originally furnished by another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy such written information upon request.

         12.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         (a) If to EXCO, to:

                 Douglas H. Miller

                 EXCO Resources, Inc.
                 5735 Pineland, Suite 235
                 Dallas, Texas 75231

         (b) If to the Company, to:

                 John Jacobi
                 P.O. Box 6352
                 Tyler, Texas 75711

         12.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         12.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a
party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement inclusive of all Agreements herein referenced supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated March 30, 1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None of the parties may assign any of their rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.11 PARAGRAPH HEADINGS, CONSTRUCTION. The headings of Paragraphs in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Paragraph" or "Paragraphs" refer to the corresponding Paragraph or Paragraphs of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred-to in this Agreement, time is of the essence.

         12.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas.

         12.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


EXCO Resources, Inc.


By. /s/ TED W. EUBANK
    -----------------------------------
      Ted W. Eubank
      President

Jacobi-Johnson Energy, Inc.


By: /s/ DANIEL ARTHUR JOHNSON
    -----------------------------------
      Daniel Arthur Johnson
      President


/s/ JOHN DAVID JACOBI
---------------------------------------
John David Jacobi


/s/ DANIEL ARTHUR JOHNSON
---------------------------------------
Daniel Arthur Johnson


/s/ RONALD J. DONALDSON
---------------------------------------
Ronald J. Donaldson


/s/ JACK BLANTON, JR.
---------------------------------------
Jack Blanton, Jr.